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FILED PURSUANT TO
RULE 424(b)(3)
SEC FILE NO. 333-70678

PROSPECTUS SUPPLEMENT No. 10
(To Prospectus dated October 12, 2001)
DATED: DECEMBER 9, 2004

[DUKE REALTY CORPORATION LOGO]

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplements:

No. 1 dated January 11, 2002,	No. 6 dated September 3, 2003,
No. 2 dated February 7, 2002,	No. 7 dated December 2, 2003,
No. 3 dated October 8, 2002,	No. 8 dated December 29, 2003,
No. 4 dated December 17, 2002,	No. 9 dated September 13, 2004,
No. 5 dated May 5, 2003,

all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Benedictine High School (1)	575
Thomas L. Hefner Revocable Trust 5/2/00 (2)	89,764
The Edwards Foundation (3)	10,000

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from Norbert J. Lewandowski to the named entity.

(2)
The units pursuant to which 59,125 of the shares may be issued were acquired by a transfer from the Thomas L. Hefner 2002 Grantor Retained Annuity Trust #2 to the named entity.

(3)
The units pursuant to which these shares may be issued were acquired by a transfer from Multicon Builders, Inc. to the named entity.

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6,661,275 Common Shares